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                                                                      EXHIBIT 12


                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                              (Millions of Dollars)


                                                        NINE MONTHS ENDED
                                                       SEPTEMBER 30, 1994
                                                       ------------------
     Net Earnings                                           $  1,094

     Add (deduct):
        Income taxes                                             469
        Capitalized interest cost, net
           of amortization                                        (5)
        Minority interest                                          8
                                                            --------
        Net earnings as adjusted                            $  1,566

                                                            --------
     Fixed Charges:
        Interest on long-term and
           short-term debt                                        37
        Capitalized interest cost                                 13
        Rental expense representative
           of an interest factor                                  19
                                                            --------
     Total Fixed Charges                                          69
                                                            --------
     Total adjusted earnings available for
        payment of fixed charges                            $  1,635
                                                            --------
                                                            --------
     Ratio of earnings to fixed charges                         23.7
                                                            --------
                                                            --------


     NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.